                                                                    Exhibit 23.3


Bedrijfsrevisoren/Reviseurs                   Tel: (09) 393 74 00
d'Entreprises Fax:                            (09) 393 74 01
Guldensporenpark                              62 http://www.deloitte.be
B/9820 Merelbeke
Belgium



                                DELOITTE & TOUCHE

June 12, 2003


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of AMI Semiconductor, Inc. on Form S-4 of our report dated June 14, 2002 on the combined financial statements of the Mixed Signal Division of Alcatel Microelectronics, NV (which expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Partners Bedrijfsrevisoren*



/s/ Gino Desmet
---------------------------
Gino Desmet

June 12, 2003

* A former member firm of Andersen Worldwide. Deloitte & Partners
Bedrijfsrevisoren has entered into an agreement with Deloitte & Touche
(Belgium).